Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

Strategic Partners Concentrated Growth Fund
Strategic Partners Mid-Cap Growth Fund

Supplement dated June 23, 2005
to
Prospectus dated March 1, 2005

Ernest C. Segundo, Jr. is no longer a portfolio manger for the Strategic Partners Concentrated Growth Fund or the
Strategic Partners Mid-Cap Growth Fund. Effective immediately, all references to Mr. Segundo appearing in the section of the Prospectus entitled "Management of the Funds-The Sub-Advisors" are hereby deleted.